Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman and CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX BREAKS GROUND FOR NEW STATE-OF-THE-ART MANUFACTURING FACILITY

IN OWATONNA, MINNESOTA

MEDWAY, MA, August 1, 2006 - Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, announced the groundbreaking ceremony for a new 36-acre office and manufacturing facility in Owatonna, Minnesota. The ceremony will take place on August 2, 2006 at 11:30 am at the new Owatonna site on 24th Avenue.

CYBEX has chosen First Industrial Realty Trust, Inc. as developer for the project. First Industrial is the nation’s largest provider of real estate supply chain solutions, and currently owns more than 10 million square feet of industrial real estate in the Minnesota market. Ed Kurzontkowski, CYBEX Senior Vice President of Manufacturing and Engineering stated, “The expansion of CYBEX manufacturing capabilities is necessary to support the recent demands on the current facility, which are largely due to the volume of new products such as VR3 and Eagle, as well as the Company’s award winning Arc Trainer. We are confident that with First Industrial’s experience and the support from the Owatonna community, this new manufacturing facility will play a vital role in the growth and development of both CYBEX and the local community.”

CYBEX is committed to staying in Owatonna and sustaining their current workforce. “The Company’s growth is a testament to the hard work and dedication of its employees. The reputation of CYBEX and the quality of our premium products is built into each machine by our employees. Our manufacturing processes, superior technology and custom-built fitness products will continue to exceed the demands of the industry, as CYBEX remains a market leader,” said John Aglialoro, CYBEX Chairman and CEO.

Ed Kurzontkowski, CYBEX, stated, “We are pleased with the support and alliance we have received from the City of Owatonna, the Mayor and the Owatonna Area Chamber of Commerce and Tourism.”

First Industrial Realty Trust, Inc., the nation’s largest provider of diversified industrial real estate, serves every aspect of Corporate America’s industrial real estate needs, including customized supply chain solutions, through its unique I-N-D-L operating platform, which utilizes a pure Industrial focus and National scope to provide Diverse facility types, while offering Local, full-service management and expertise. First Industrial owns, operates and has under development more than 100 million square feet of industrial real estate in markets throughout the United States. Building, buying, selling, leasing and managing industrial property in major markets nationwide, First Industrial develops long-term relationships with corporate real estate directors, tenants and brokers to better serve customers with creative, flexible industrial real estate solutions.

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2006.

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